Exhibit 3.1

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
BAYLAKE CORP.

These Articles of Amendment to the Articles of Incorporation of Baylake Corp., a corporation organized under Chapter 180 of the Wisconsin Statutes (the “Corporation”), are executed by the President and Chief Operating Officer of the Corporation for the purpose of amending the Corporation’s Articles of Incorporation.

1.

The name of the Corporation is Baylake Corp.

2.

The following amendment to the Corporation’s Articles of Incorporation was adopted by the directors of the Corporation on April 17, 2007 and by the shareholders of the Corporation on June 5, 2007, in accordance with section 180.1003 of the Wisconsin Statutes:

The Articles of Incorporation are amended by adding a new Article 8 to read as follows:

Article 8.

The Board of Directors shall consist of not less than 5 no more than 17 members as shall be determined from time to time by the Board of Directors.  The Board of Directors shall be divided into three classes, as nearly equal as the number constituting the whole Board shall permit, the term of one class expiring each year.  At the annual shareholders’ meeting in 2007, directors of the first class shall be elected to hold office until the next annual shareholders’ meeting, directors of the second class shall be elected to hold office until the second annual shareholders’ meeting thereafter, and directors of the third class shall be elected to hold office for a term expiring at the third succeeding annual shareholders’ meeting.  The successors of each class whose term shall expire shall be elected to hold office for a term expiring at the third succeeding annual shareholders’ meeting.

3.

The amendment does not provide for an exchange, reclassification, or cancellation of issued shares.

Executed this 5th day of June, 2007.

BAYLAKE CORP.

/s/ Robert J. Cera

Name:  Robert J. Cera
Title:  President and Chief Operating Officer

This instrument was drafted by

Larry D. Lieberman

Godfrey & Kahn, S.C.

780 North Water Street

Milwaukee, Wisconsin 53202